ANNULMENT AGREEMENT

ANNULMENT AGREEMENT, dated August 11, 2009 (this “Annulment Agreement”), by and among Cono Italiano, Inc., a Delaware corporation with its principal place of business at 10 Main Street, Keyport, NJ 07735 (the “Company”), and Steve Savage (the “Counterparty”).

WHEREAS, on August 15, 2008, the Company and the Counterparty entered into an employment agreement (the “Employment Agreement”);

WHEREAS, both the Company and the Counterparty desire to annul and declare the Employment Agreement void ab initio as if the Employment Agreement has never existed and never had any force or effect;

WHEREAS, capitalized terms used and not defined in this Annulment Agreement shall have the meaning given to them in the Employment Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is deemed adequate in all respects, the parties to this Annulment Agreement hereby agree as follows:

1.           Annulment of Employment Agreement.  The Employment Agreement is hereby deemed to be null and void ab initio.  The Counterparty waives any and all right to receive any and all unpaid salary, bonus, or grants of securities pursuant to the Employment Agreement.  The parties respectively agree to fully and forever relinquish and release any and all claims of any nature or kind whatsoever under the Employment Agreement which shall be deemed to have no force or effect since the stated date of inception thereof.  Each party shall fully indemnify and hold harmless the other party from any breach of this Agreement, including, without limitation, any and all fees, costs, expenses and disbursements incurred by the other party in defending any action by the party alleging or endeavoring to prosecute the enforceability of the Employment Agreement or challenging the validity of this Agreement.

2.           Entire Agreement.  Except as stated or referred to herein, this instrument contains the entire agreement of the parties, and there are no representations, covenants or other agreements, oral or otherwise.

3.           Applicable Law.  This Annulment Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

4.           Counterparts.  This Annulment Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument and which shall be fully binding when executed and delivered via facsimile or other means of electronic delivery, which in each case shall be deemed to be an original with full force and effect thereof.

Annulment Agreement

IN WITNESS WHEREOF, the parties have executed this Annulment Agreement as of the day and year first above written.

COUNTERPARTY

/s/ Steve Savage
Name:	Steve Savage

COMPANY: CONO ITALIANO, INC.

By:	/s/ Mitchell Brown
Name: Mitchell Brown
Title: Chief Executive Officer